Exhibit 99.1
BELO
News Release
February 28, 2007
Dunia A. Shive Named President/Chief Operating Officer
Skip Cass and Wes Jackson Also Assume New Roles
DALLAS — Belo Corp. (NYSE: BLC) announced today that Dunia A. Shive, 46, has been named the Company’s president/Chief Operating Officer effective immediately, and that Donald F. “Skip” Cass, Jr., 41, will now oversee the Company’s enterprise-wide Internet and business development activities as executive vice president. The Company also said that Wesley A. “Wes” Jackson, 36, has been promoted to president/General Manager, Belo Interactive Media, reporting to Cass.
Shive will continue to report to Robert W. Decherd, the Company’s chairman/Chief Executive Officer, who has also held the title of president since 1994. The promotions were approved by the Company’s Board of Directors at its regular meeting held today.
“These promotions reflect the Board’s and my convictions about how Belo will flourish in an Internet-centric environment,” Decherd said. “Dunia, Skip and Wes have played key roles in the Company’s success in recent years. As my principal deputy, Dunia has grown in influence on both strategy and operations. These new roles empower Dunia, Skip and Wes to drive the business forward at an accelerated pace to take full advantage of Belo’s strong brands, proprietary content and advertiser relationships.”
Decherd, 55, has served as Belo’s chief executive officer since January 1, 1987. In recent years, he has rotated senior executives through a variety of roles to broaden the Company’s overall management capabilities. With the promotions announced today, his direct reports will be Shive, Cass, Dennis A. Williamson (executive vice president/Chief Financial Officer), James M. Moroney III (publisher/Chief Executive Officer, The Dallas Morning News) and Guy H. Kerr (senior vice president/Law and Government).
As chief operating officer, Shive will be responsible for executing Belo’s strategy at the Company’s legacy and Internet businesses. The operating activities of The Dallas Morning News will be fully integrated into these processes.
In his new role, Cass will be devoting all of his time to leveraging Belo’s interactive media activities, building digital businesses both from legacy and Internet platforms, and intensifying the Company’s business development activities.
Jackson, who has been senior vice president/General Manager, Belo Interactive Media, will recommend and execute enterprise-wide interactive and Internet strategies such as the Company’s partnership with Yahoo!.
Career Backgrounds
Shive was named president/Media Operations in February 2006. For the two years prior to that, she served as executive vice president of Belo, and from January 2004 through December 2004 as executive vice president/Media Operations. Shive was named executive vice president/Chief Financial Officer of the Company in 1998, a position she held until late 2003. She has been a member of Belo’s Management Committee since June 1998.
Shive joined Belo in 1993 as controller. Before that, she spent four years as assistant controller for Tyler Corporation, a publicly-held company headquartered in Dallas. From 1982 to 1989, Shive was audit manager for Ernst & Young, where she worked with several publicly-held companies, including Belo.
Shive holds a bachelor of business administration in accounting from Texas Tech University and has completed executive education courses at Harvard Business School and Stanford Graduate School of Business.

Cass was named Belo’s executive vice president/Media Operations in February 2006, with responsibilities for Belo’s newspaper operations in Providence and Riverside and the Company’s television operations in Arizona, Houston, St. Louis and San Antonio. Promoted to senior vice president in January 2000, Cass led Belo’s corporate communications function until December 2001. He assumed responsibility for the Company’s operations in the southwestern U.S. in January 2001. Previously, Cass was vice president/General Manager, Texas Cable News from May 1998 until January 2000, launching the 24-hour cable news channel in January 1999. He also previously worked in several operational and administrative roles with Belo, including at Belo’s WWL-TV in New Orleans.
Cass earned his bachelor’s degree in broadcast journalism from Louisiana State University in 1987, graduated from Loyola University School of Law in 1991, and has completed executive education courses at Stanford Graduate School of Business.
Jackson joined Belo in 2000 and has served as senior vice president/General Manager, Belo Interactive Media, since December 2005. Prior to that, he was vice president/General Manager, Belo Interactive Media. During his career before joining Belo, Jackson served in various sales, marketing and management roles for newspapers, radio stations and interactive operations. Jackson was founder and partner of Lexweb.com, Lexington, Kentucky’s first online directory, movie and apartment guide. He earned a Bachelor of Arts degree in communications from the University of Kentucky in 1994.
About Belo
Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,100 employees and $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 20 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.